                                                         EXHIBIT 1.3 -- ITR MEMO

                                   Exhibit Q

April 9, 2007

Description of Issuance, Transfer and Redemption Procedures for Variable Life Insurance Policies Issued by the Hartford Insurance Company (HL) and the Hartford Life and Annuity Insurance Company (HLA).

This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by Hartford Insurance Company and Hartford Life and Annuity Insurance Company (collectively, the "Company") in connection with the issuance of the flexible premium variable life insurance policies identified below (the "Policies"), the acceptance of premium payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policies ("Owners") of their interests in the Policies. The document also describes the method that the Company will use in adjusting the payments and cash values when a Policy is exchanged for a fixed benefit insurance policy, as required by Rule 6e-3(T)(b)(13)(v)(B). Capitalized terms used herein have the same definition as in the prospectuses for the Policies.

This document applies to the following Policies:

Hartford Quantum I (HL/HLA)
Hartford Quantum Life (HL)                                        333-110550
Hartford Quantum Life (HLA)                                       333-110548
Hartford Quantum II (HL/HLA)
Hartford Quantum Life II (HL)                                     333-127379
Hartford Quantum Life II (HLA)                                    333-127380

I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF POLICIES AND ACCEPTANCE OF PREMIUM PAYMENTS

A.  Offer of the Policies, Application, and Issuance.

OFFER OF POLICIES: The Policies will be offered and issued pursuant to established underwriting standards and in accordance with state insurance laws, which prohibit unfair discrimination among Policy Owners, but recognize that policy charges must be based upon factors such as sex, age, health, occupation and method of underwriting. Charges for the Policies are not the same for all Owners selecting the same Face Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays policy charges commensurate with the Insured's mortality risks as actuarially determined using factors such as age, sex, method of underwriting and rate class of the Insured. Uniform policy charges for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there are no uniform policy charges for all Insureds, there are uniform policy charges for all Insureds of the same rate class, age, and sex and same Face Amount. (Age is determined to be the Insured's age as of his or her last birthday on the Policy Date.)

APPLICATION: Individuals and entities wishing to purchase Policies must complete an application and submit it to the Company through an authorized agent who is also a registered representative of a broker-dealer having a selling agreement with the principal underwriter broker-dealer for the Policy. The application must specify the name of each Insured and provide certain required information about Insureds. The application must also specify an initial Face Amount for each Insured. Before an application will be deemed complete so that underwriting can proceed, the application must include the applicant's signature and each Insured's date of birth. In addition, the applicant must submit a signed form from each Insured consenting to the applicant's purchase of insurance on his or her life and providing certain basic information about the Insured (e.g., social security number, date of birth, smoker status, simple health questions). Provided that it is satisfied that appropriate security measures exist to protect confidential information, the Company may permit arrangements with distributors to gather and transmit Insureds' consents by electronic means, e.g. secure websites along with the use of randomly designated IDs. The Company date- and time-stamps the application and related materials upon receipt.

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UNDERWRITING:  Upon receipt of a completed application in good order, the
Company will follow underwriting procedures for life insurance designed to determine whether the proposed Insured is insurable, and to identify the corporate or trust applicant's identity, source of income and financial stability. With respect to individual Insureds, the underwriting process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before a determination can be made. The underwriting process determines the rate class to which the Insured is assigned if the application is accepted. The Company currently places Insureds in the following rate classes: preferred plus, preferred, standard or substandard rate class. The original rate class applies to the initial Face Amount. The rate class may change upon an increase in the Face Amount. The Company will check information on file with the Medical Information Bureau (a clearinghouse for member insurance companies), and a member of the Company's underwriting department will call the proposed Insured and ask a pre-determined set of medical and other insurability questions (the application's "Part II"). Depending on the age and sex of the proposed Insured, such items as medical exams, blood tests, EKG and inspection reports may be ordered. All such requirements are set forth in the Company's underwriting procedures manual. If the application meets the Company's underwriting criteria set forth in the Company's underwriting procedures manual, a Policy in the amount and in the risk class applied for will be issued. See "Issuance of a Policy" below. If the application does not meet the Company's underwriting criteria for Policy issuance, the application will be declined, and a declination letter will be sent to the applicant explaining why the application was declined. If the application does not meet the Company's underwriting criteria for the Policy applied for, but it still meets the Company's criteria for Policy issuance, the Company may issue a Policy on terms other than as applied for. In this instance, the Company will send an adverse underwriting action letter to the applicant along with the offered Policy.

If a premium is submitted with the Policy application, insurance coverage will begin immediately if the proposed Insured is insurable at a standard rate under a conditional receipt agreement. Otherwise, insurance coverage will not begin until the Policy's Issue Date. In either case, the Policy when issued will be effective from the date the Company receives the initial premium at its Individual Life Operations Center.

If a premium is not paid with the application, insurance coverage will begin and the Policy will be effective on the later of the date the underwriting determination is made or on the date the premium is received.

In addition to the foregoing procedures, before the Company will issue a Policy, it, on behalf of the underwriting broker-dealer, must take certain steps to comply with federal laws intended to combat terrorism and money laundering. The Company will conduct a screen of each Owner, applicant and Insured name as against the list maintained by the U.S. Department of Treasury's Office of Foreign Asset Control (OFAC). If a positive identification is made, the Company may be required to (i) reject and report the transaction, or (ii) block the transaction, place the funds or assets in a separate blocked transaction account, and report the matter to OFAC. These procedures will be followed in connection with all Premium Payments, all loan transactions, all assignments and other Policy changes, and payment of any surrender or Death Benefit proceeds. In keeping with its required anti-money laundering program, the Company and its broker-dealer will regularly monitor Policy transactions for suspicious activity and other violations of anti-money laundering laws, rules, and regulations. The Company will not accept cash or currency equivalent bearer instruments.

The Company will participate in the exchange of an existing life insurance policy for a Company Policy, which exchange would qualify under the Internal Revenue Code section 1035 as a tax-free exchange, as long all proper disclosure and replacement forms have been completed and submitted.

ISSUANCE OF A POLICY: When the underwriting process has been completed, and the application has been approved, the Company issues the Policy. The Policy Date will be the date the Policy is issued or such other date the applicant requests. The Policy Date is used to determine Policy Anniversaries, Policy Years and monthly Deduction Dates, which are significant for such things as when Policy charges are assessed. Depending on state law, a policy may be back-dated.

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B.  Crediting Premium Payments.

Crediting Initial Premium Payments: If a premium is submitted with the Policy application, insurance coverage will begin immediately if the proposed Insured is insurable at a standard rate under a conditional receipt agreement. Otherwise, insurance coverage will not begin until the Policy's Issue Date. In either case, the Policy when issued will be effective from the date the Company receives the initial premium at its Individual Life Operations Center.

If a premium is not paid with the application, insurance coverage will begin and the Policy will be effective on the later of the date the underwriting determination is made or on the date the premium is received.

INITIAL PREMIUM ALLOCATION: The Policy Owner can allocate the initial premium between 2 Accounts, the Benefit Account and the Investment Account. The Benefit Account is part of the Companies General Account. The Investment Account is comprised of the Fixed Account and the various Investment Options available in the Separate Account. The Benefit Account, Fixed Account and the various Investment Options are collectively referred to as Investment Choices. The Policy Owner must submit a Net Premium Allocation Form that instructs the Company as to the amount of each premium to be allocated to the Benefit Account and to the Investment Account. During the Right to Examine Period, Net Premium Payment allocated to the Investment Account will be temporarily transferred to the Money Market Investment Option until the expiration of the Right to Examine Period. At the end of the applicant's Right to Examine Period, the Account Value in the Money Market Investment Option will be allocated to the Fixed Account and among the Investment Options selected by the applicant on the Net Premium Allocation Form in the percentages indicated. The Policy Owner may select up to Twenty (20) Investment Choices to allocate their premium. Allocation to any one Investment Choice in the Investment Account must be in whole percentages. When allocating the initial Premium Payment according to the Net Premium Allocation Form, the Company will process it as of the next computed Accumulation Unit value of an Investment Option after determining that it and the application are in good order. The minimum initial Premium Payment the Company will accept is the amount necessary to pay the Monthly Deduction Amount due but not less than $50.

CREDITING ADDITIONAL PREMIUM PAYMENTS: The Policy allows Policy Owners to choose the amount and frequency (e.g., monthly, semi-annually, annually) of making Premium Payments within certain guidelines ("Planned Premium"). The amount of Premium Payments will vary based on factors including the age, sex, and rating classification of the Insured. If received by 4:00 p.m. Eastern Time(1) by the Company, the Net Premium Payment will be placed in and credited to the Fixed Account and/or Investment Option as directed by the Owner, on the date received by the Company. If there is an allocation to an Investment Option and the date received is not a Valuation Day, the amounts will be placed in and credited to the Investment Option on the next Valuation Day. For allocations to Investment Options the Company determines the number of Accumulation Units to be credited by dividing the dollar amount allocated to the Investment Option by the Investment Option's Accumulation Unit value as of the next computed Accumulation Unit value of the Investment Option following its receipt. Premium Payments received after 4:00 p.m. Eastern Time by the Company will be processed as of the next Valuation Day.

Prior to the Maturity Date, an Owner may request a change in the amount and frequency of Planned Premium Payments. Owners may also make unscheduled Premium Payments as long as receipt of such payments or change would not disqualify the Policy as life insurance under applicable federal tax laws. The Company reserves the right to require evidence of insurability before accepting any additional Premium Payment that would increase insurance coverage. Owners may change their Premium Payment allocation instructions by making written request to the Company (or any other notification the Company deems satisfactory). Allocation changes will be effective on the date the Company records the change. Any future

------------

(1) The New York Stock Exchange may close earlier than 4:00 p.m. on days before holidays or when other conditions apply. Such earlier time shall serve as the cutoff time for purposes of determining which days' closing price to apply to a transaction involving the purchase or redemption of Accumulation Units.

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Premium Payments will be allocated in accordance with the new allocation instructions, unless the Company receives contrary written instructions.

C.  Premium Payments During a Grace Period and Premium Payments Upon
    Reinstatement.

Premium Payments During a Grace Period: If there is insufficient policy value available on a Monthly Activity Date to take the Monthly Deduction Amount due on that date, the Policy will be in default. If the Policy goes into default, The Company will send the Policy Owner a notice warning them that the Policy is in danger of terminating. This notice will be mailed at least 61 days prior to termination of coverage. It will be mailed both to the Policy Owner and to any assignee of record, at their last known address(es). This notice will tell the Policy Owner the minimum premium required to keep the Policy from terminating. This minimum premium will never be greater than an amount which results in a Cash Surrender Value equal to the current Monthly Deduction Amount plus the next two Monthly Deduction Amounts as of the date the Policy went into default. Failure to submit a sufficient Premium Payment within the Grace Period will result in lapse of the Policy without value or benefit payable.

Premium Payment Upon Reinstatement. A Policy that lapses without value (and has not been surrendered for cash) may be reinstated provided:

       (a) The Policy Owner makes a request In Writing within three years from the Termination Date;

       (b) satisfactory evidence of insurability is submitted;

       (c) any Indebtedness at the time of termination must be repaid or carried over to the reinstated policy; and

       (d) A premium is paid equal to or greater than the sum of:

           (i) an amount necessary to cover all Monthly Deduction Amounts that are due and unpaid during the Policy Grace Period; and

           (ii) an amount necessary to keep the Policy in force for 3 months after the date of reinstatement.

Upon reinstatement, the Account Value on the reinstatement date will equal:

       (a)  the Cash Value at the time of termination; plus

       (b) Net Premiums attributable to premiums paid at the time of reinstatement; minus

       (c) the Monthly Deduction Amounts that were due and unpaid during the Policy Grace Period.

The allocation of the Account Value will be based on the allocation instructions in effect at the start of the Grace Period, unless the Policy Owner instructs otherwise.

Any Surrender Charge will be based on the duration from the original Policy Date as though the Policy had never default.

D. Allocations of Net Premium Payments Between the Separate Account, Benefit Account and the Fixed Account.

The Separate Account. A Policy Owner may allocate Net Premium Payments to one or more of the Investment Options of the Separate Account. Investment Options may be added or deleted from time to time. When an Owner allocates an amount to an Investment Option (either by Net Premium Payment allocation, transfer of Account Value, or repayment of Indebtedness), the Policy is credited with Accumulation Units in that Investment Option. The Company determines the number of Accumulation Units by dividing the dollar amount allocated or transferred to the Investment Option by the Investment Option's Accumulation Unit value as of the next Valuation Day after the Company receives the request. When an allocation is made by way of transfer of Account Value from another Investment Option, Accumulation Units are deleted from that Investment Option. The number deleted is determined in the same manner as if an investment in the Investment Option was being made. Transfers between Investment

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Options will result in the addition or reduction of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option.

ACCUMULATION UNIT VALUE. An Accumulation Unit value varies to reflect the investment experience of the underlying Fund, and may increase or decrease from one Valuation Day to the next. The Company arbitrarily set the Accumulation Unit value for each Investment Option at either $10 or $1 when it established the Investment Option. For each Valuation Period after the date of establishment, the Company determines the Accumulation Unit value by multiplying the Accumulation Unit value for an Investment Option for the prior Valuation Period by the net investment factor for the Investment Option for the Valuation Period.

NET INVESTMENT FACTOR. The net investment factor is an index the Company uses to measure the investment performance of an Investment Option from one Valuation Period to the next. The net investment factor for each Investment Option is equal to the net asset value per share of the corresponding Fund at the end of the Valuation period (plus the per share amount of any dividend or capital gain distributions paid by tat Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

THE BENEFIT ACCOUNT AND FIXED ACCOUNT: The Company offers a Benefit Account and Fixed Account on the policies. There are transfer restrictions on the Fixed Account described in the prospectus. Subject to certain restrictions as to frequency of transfers and amount, Owners may also allocate Net Premium Payments to the Fixed Account. The Company credits the portion of Account Value allocated to the Fixed Account with interest at not less than the Minimum General Account Crediting Rate. The company credits the portion of Account Value allocated to the Benefit Account with interest at not less than the Minimum General Account Crediting rate.

                                                            MINIMUM GENERAL
PRODUCT                                                 ACCOUNT CREDITING RATE
--------------------------------------------------------------------------------
Hartford Quantum (HL/HLA)                                           3%
Hartford Quantum II (HL/HLA)                                        3%

ALLOCATIONS BETWEEN THE BENEFIT ACCOUNT AND INVESTMENT ACCOUNT: Net Premium Payments are allocated to the Benefit Account, Investment Options or the Fixed Account in accordance with the following procedures:

          GENERAL: In the application for the Policy, the Owner specifies the amount of each premium to be allocated to the Benefit Account and the percentage of any remaining Net Premium Payment to be allocated to each Investment Option of the Separate Account and/or to the Fixed Account. The percentage of each Net Premium Payment that may be allocated to any Investment Option and the sum of the allocation percentages, including the Fixed Account, must be 100%. Such allocation percentages may be changed at any time by the Owner submitting satisfactory notice to the Company.

          Allocations During the Right to Examine Period. After underwriting (if applicable), and during the Right to Examine Period, all Net Premium Payments allocated to the Investment Account will be temporarily transferred to the Money Market Investment Option until the Right to Examine Period is ended.

          Allocations after the Right to Examine Period. Unless otherwise specified by the Owner, additional Premium Payments received after the Right to Examine Period ends will be credited to the Policy and allocated to the Benefit Account and Investment Account in accordance with the allocation percentages in effect on the Valuation Day that the Premium Payment is received.

E.  Loan Repayments

Loans can be made on the Policy at any time while the Insured is living. The Policy must be properly assigned as collateral for the loan. The loan must be repaid with an amount equal to the original loan plus loan interest.

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When a loan is made, the Company will take the loan amount requested from the
Investment Options and the Fixed Account in proportion to the non-loaned account value of each on the date of the loan. If there is insufficient value in the Investment Account to take the loan, the remaining requested loan amount will be taken from the benefit account. Shares taken from the Investment Options are liquidated and the resulting dollar amounts are transferred to the Loan Account. The Company may delay the granting of any loan attributable to the Separate Account during any period that the New York Stock Exchange (or its successor) is closed except for normal weekend and holiday closings, or trading is restricted, or the Securities and Exchange Commission (or its successor) determines that an emergency exists, or the Securities and Exchange Commission (or its successor) permits the Company to delay payment for the protection of its policy owners. The amount equal to any outstanding Indebtedness is held in the Loan Account and is credited with interest at a rate declared in the policy. As long as there is Indebtedness, a portion of the Policy's Account Value equal to the Indebtedness held in the Loan Account.

Policy Indebtedness (which includes accrued loan interest) must not equal or exceed the Policy's Cash Value. If this limit is reached, the Company may terminate the Policy. The interest rate charged on Indebtedness is declared in the policy. Loan Interest accrues daily and becomes part of the Indebtedness as it accrues. Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from the Investment Options and the Fixed Account within the Investment Account in proportion to the non-loaned account value of each. If there is insufficient value in the Investment Account to complete the transfer the remaining amount of the transfer will be taken from the Benefit Account.

All or part of any Indebtedness may be repaid at any time while the Insured is living and while the Policy is in force. The Policy Owner must provide the company instructions on which Indebtedness to apply loan repayments -- Indebtedness attributable to the Investment Account or Indebtedness attributable to the Benefit Account. For loan repayments to the Investment Account, an amount equal to the loan repayment attributable to the Investment Account will be transferred from the Loan Account and will be allocated to the Investment Account in the same manner as premiums are allocated to that Account. For loan repayments to the Benefit Account, an amount equal to the loan repayment attributable to the Benefit Account will be transferred from the Loan Account and will be allocated to the Benefit Account.

The transfer is made in percentages to the Investment Options and Fixed Account as premium payments. Transfers to the Benefit Account and/or Investment Account If the Indebtedness is not repaid, the Company will deduct the amount due from any amount payable from a full surrender or upon the death of the Insured.

II. TRANSFER PROCEDURES

A.  Transfers Among the Investment Options.

After the Right to Examine Period, the Policy Owner may direct that Account Value under the Policy be transferred from one Investment Option to another. Currently, there is no charge for transfers. However, the Company reserves the right to charge a maximum of $25 per transfer after the first in any month. In addition, though the number of transfers is not currently limited, the Company reserves the right to restrict or eliminate the ability to make transfer of those it believes are engaged in market timing or excessive trading. Transfer requests received at the Company's Individual Life Service Center that are in good order before 4:00 p.m. Eastern Time will be processed according to the values next computed following the close of business. Transfer requests received on a non-business day or after 4:00 p.m. Eastern Time will be processed based on the value(s) next computed on the next business day.

B.  Transfers from the Fixed Account to the Investment Options.

Transfers from the Fixed Account must be made within 30 days after a Policy Anniversary. The maximum amount transferred from the Fixed Account to the Investment Options is the greater of $1,000 or 25% of the Accumulated Value in the Fixed Account.

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C.  Optional Transfer Programs.

Dollar-Cost Averaging. The Company makes available an optional dollar-cost averaging (DCA) program through which the Policy Owner may make systematic transfers of value between the available Investment Options and the Fixed Account. Once elected, dollar-cost averaging remains in effect from the date the Company receives the Policy Owner's request until the Policy Owner surrenders the Policy, the value of the Investment Option from which transfers are being made is depleted, or until the Policy Owner cancels the program by giving satisfactory notice. There is currently no additional charge for dollar-cost averaging and transfers under this program are not considered transfers for purposes of market timing or excessive trading or the transfer charge.

PORTFOLIO REBALANCING: An optional automatic portfolio rebalancing program is available. The Policy Owner may elect this option by completing the Company's rebalancing form. Policy Owners may instruct the Company to rebalance their Separate Account portfolios on a calendar quarter, semi-annual, or annual basis. On the rebalancing date, portfolios will be returned to the Policy Owner's original allocation percentages. Policy Owners may start and stop rebalancing at any time and make changes to allocation percentages by written request. Requests will be effective on the Valuation Day on which received at our Individual Life Service Center; if received on other than a Valuation Day the request will be effective on the next Valuation Day. There is currently no additional charge for this program and transfers under this program are not considered transfers for purposes of market timing or excessive trading or the transfer charge.

D.  Transfer Errors.

In accordance with industry practice, the Company has established procedures to address and to correct errors in amounts transferred among the Investment Options and Fixed Accounts, except for de minimis amounts.

In the unlikely event a non-de minimis transfer error is made, the Company will complete an undo-redo transaction and correct the transfer as of the original request date making the Owner whole. The Company will bear any loss resulting from the error.

III. REDEMPTION PROCEDURES: SURRENDERS AND RELATED TRANSACTIONS

The Policies provide for the payment of moneys to a Policy Owner or beneficiary upon presentation of a Policy. Generally, except for the payments of death benefits, the imposition of cost of insurance and administrative charges, the Policy Owner will receive a pro rata or proportionate share of the Separate Account's assets, within the meaning of the 1940 Act, in any transaction involving "redemption procedures." The amount received by the Policy Owner will depend upon the particular benefit for which the Policy is presented, including, for example, the cash surrender value or death benefit. There are also certain Policy provisions (e.g. withdrawals or loans) under which the Policy will not be presented to the Company, but which will affect the Policy Owner's benefits and may involve a transfer of the assets supporting the Policy reserve out of the Separate Account. Any combined transactions on the same day which counteract the effect of each other will be allowed.

The Company will assume the Policy Owner is aware of the possible conflicting nature of the transactions and desires their combined result. If a transactions is requested which the Company will not allow (e.g. a request for a decrease in death benefit which lowers the amount below the stated minimum) the Company will reject the entire transaction and not just the portion which causes the disallowance. The Policy Owner will be informed of the rejection and will have an opportunity to give new instructions.

A.  Right to Examine Rights.

The Policy provides for an initial Right to Examine Period during which an Owner may cancel the Policy by returning it to the Company or to an agent of the Company before the end of certain periods of time shown on the front of the Policy. The Right to Examine Period may be longer in some states than in others. Upon returning the Policy to the Company or to an authorized agent for forwarding to the Company's

Individual Life Operations Center, the Policy will be rescinded and we will pay an amount equal to the greater of (1) the total premiums paid for the Policy less any Indebtedness; or (b) the sum of : i) the Account Value less and Indebtedness, on the date the returned Policy is received by the Company or the agent and, (ii) any Policy charges taken. With respect to any investment in the Investment Options, the redemption will be priced at the Accumulation Unit value next computed after receipt of the cancellation request at the designated address.

B.  Surrenders.

The Owner may surrender the Policy at any time while it is in force for its Cash Surrender Value by giving the Company satisfactory notice. The Cash Surrender Value on any Valuation Day is the Cash Value less any Indebtedness. Surrender requests received at the Company's Individual Life Operations Center that are in good order and date- and time-stamped before 4:00 p.m. Eastern Time will be processed according to the values next computed following the close of business (unless the Owner requests a later date). Surrender requests received on a non-business day or date- or time-stamped after 4:00 p.m. Eastern Time will be processed based on the value(s) next computed on the next business day. When a surrender of a Policy is made, the Company will pay the Cash Surrender Value out of its general assets. An amount equal to the interest of the Policy will be transferred from the Separate Account to the Company's general account as of the effective date of the surrender. Once a Policy is surrendered, it can never be reinstated.

C.  Withdrawals.

Owners may also request a withdrawal of Cash Surrender Value from the Policy. The minimum amount is $500. The withdrawal request will be date and time stamped. Withdrawal requests received at the Company's Individual Life Operations Center that are in good order and date- and time-stamped before 4:00 p.m. Eastern Time will be processed according to the values next computed following the close of business (unless the Owner requests a later date). Surrender requests received on a non-business day or date- or time-stamped after 4:00 p.m. Eastern Time will be processed based on the value(s) next computed on the next business day. Unless the Owner specifies otherwise, the Company will make withdrawals proportionately from the Fixed Account and all Investment Options in which the Owner is invested in the Investment Account. The Company will pay the requested amount within seven (7) days of its receipt of the request in good order.

Withdrawals will reduce the Policy's death benefit as well as its Account Value.

For Hartford Quantum Policies:

          If the Death Benefit Option at the time of the withdrawal is Option A (Level Option) or Option C (Return of Premium Option), the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from any withdrawal. If the Death Benefit Option then in effect is Option B (Return of Account Value Option), the Face Amount will not be reduced.

          If the Death Benefit Option then in effect is Option D (Decreasing Option 1) or Option F (Decreasing Option 2), any withdrawal will result in a reduction in the Option Adjustment Amount, but the Option Adjustment Amount will not be allowed to become negative. If the Option Adjustment Amount becomes zero, any remaining and/or additional withdrawal amounts will result in a reduction in the Face Amount.

          If the Death Benefit Option then in effect is Option E (Return of Investment Account Option), any withdrawals taken from the Guaranteed Benefit Account will reduce the Face Amount by the amount of the withdrawal. Any other withdrawals will not reduce the Face Amount.

FOR HARTFORD QUANTUM II POLICIES: If the Withdrawal is from the Benefit Account the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from the withdrawal.

D.  Lapses.

If there is insufficient policy value available on a Monthly Activity Date to take the Monthly Deduction Amount due on that date, the Policy will be in default unless the policy's no lapse guarantee is available. If the Policy goes into default, The Company will send the Policy Owner a notice warning them that the Policy is in danger of terminating. This notice will be mailed at least 61 days prior to termination of coverage. It will be mailed both to the Policy Owner and to any assignee of record, at their last known address(es). This notice will tell the Policy Owner the minimum premium required to keep the Policy from terminating. This minimum premium will never be greater than an amount which results in a Cash Surrender Value equal to the current Monthly Deduction Amount plus the next two Monthly Deduction Amounts as of the date the Policy went into default. Failure to submit a sufficient Premium Payment within the Grace Period will result in lapse of the Policy without value or benefit payable.

E.  Death Benefit

The Company will pay the Death Proceeds (Death Benefit less Indebtedness) to the beneficiary normally within seven days after receipt, at its Individual Life Operations Center, of the Policy, due proof of death of the Insured, and all other requirements to make payment. The Company may delay payments under circumstances as described in the prospectus.

The death benefit amount is determined as of the date of death. All or part of the benefit can be paid in cash or applied under one or more of our payment options described in the prospectus.

For Hartford Quantum policies, the death benefit payable will depend on the option in effect at the time of death. For Hartford Quantum policies there are six Death Benefit Options available. Options A, B C and E are available at issue. Option D and F are not available at issue, however, You may change from Option B to Option D or Option E to Option F.

       1. Under Option A (Level Option), the Death Benefit is the current Face Amount.

       2. Under Option B (Return of Account Value Option), the Death Benefit is the current Face Amount, plus the Account Value.

       3. Under Option C (Return of Premium Option), the Death Benefit is the current Face Amount, plus the lesser of:

           a.   the sum of the premiums paid; or

           b.  the Death Benefit Option C Limit shown in the policy.

       4. Under Option D (Decreasing Option 1) the Death Benefit is the current Face Amount, plus the lesser of:

           a.   the Account Value; or

           b.  the Option Adjustment Amount.

          On the date the Death Benefit Option to Option D (Decreasing Option
          1), the Option Adjustment Amount is the Account Value on the date of the change. Thereafter, the Option Adjustment Amount will be reduced by any withdrawals.

       5. Under Option E (Return of Investment Account Option) the Death Benefit will equal:

           a.   the current Face Amount; plus

           b.  the Investment Account value; plus

           c.   the Loan Account value; minus

           d. if there has ever been a loan or transfer from the Guaranteed Benefit Account, the Transfer Adjustment Amount defined below.

          However, the Death Benefit will not be less than the current Face Amount.

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    6.   Under Option F (Decreasing Option 2) the Death Benefit will equal the lesser of (a)or (b) where:

           a.   Is an amount equal to:

                 1.   the current Face Amount; plus

                 2.   the Investment Account value; plus

                 3.   the Loan Account value; minus

                 4. if there has ever been a loan or transfer from the Guaranteed Benefit Account, the Transfer Adjustment Amount defined below; and

           b.  Is an amount equal to:

                 1.   the current Face Amount; plus

                 2.   the Option Adjustment Amount.

     The Transfer Adjustment Amount equals (a) minus (b) where:

           a. is the sum of all transfers from the Guaranteed Benefit Account to the Investment Account since the Death Benefit Option became effective, and

           b.  is equal to:

                 i. the sum of all transfers from the Guaranteed Benefit Account to the Loan Account since the Death Benefit Option became effective; minus

                 ii. the sum of all transfers from the Loan Account to the Guaranteed Benefit Account since the Death Benefit Option became effective.

               However, (b) cannot be less than zero.

For Hartford Quantum II policies the Death Benefit is equal to the sum of the current Face Amount, the Investment Account value, and the Loan Account value attributable to laons taken from the Investment Account.

The minimum death benefit for all policies is equal to account value times the minimum face amount percentage. The percentages depend upon the Insured's age and are specified under Internal Revenue Code Section 7702(b) or (d), depending which test the policy is qualifying under and are set forth in the Policy. Death Proceeds equal the Death Benefit less Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period. The Death Benefit is equal to the greater of the Death Benefit provided by the Death Benefit Option chosen and the Minimum Death Benefit.

Any Monthly Deduction Amounts taken after the date of the Insured's death and before the Company receives Due Proof of Death will be added to the Account Value for purposes of determining Death Proceeds. All amounts used in determining the Death Proceeds are calculated as of the date the Company receives Due Proof of Death.

The Company will pay interest on the Death Proceeds of at least 2% per year (or higher, if required by the laws of the state in which this Policy is issued) from the date the Company receives notification of the Insured's death to the date payment is made or an Income Settlement Option is elected.

If the Insured dies after the Company receives a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds

J.   Policy Loans.

Loans can be made on the Policy at any time while the Insured is living. The Policy must be properly assigned as collateral for the loan. The loan must be repaid with an amount equal to the original loan plus loan interest.

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When a loan is made, the Company will take the loan amount requested from the
Investment Options and the Fixed Account in proportion to the non-loaned account value of each on the date of the loan. If there is insufficient value in the Investment Account to take the loan, the remaining requested loan amount will be taken from the benefit account. Shares taken from the Investment Options are liquidated and the resulting dollar amounts are transferred to the Loan Account. The Company may delay the granting of any loan attributable to the Separate Account during any period that the New York Stock Exchange (or its successor) is closed except for normal weekend and holiday closings, or trading is restricted, or the Securities and Exchange Commission (or its successor) determines that an emergency exists, or the Securities and Exchange Commission (or its successor) permits the Company to delay payment for the protection of its policy owners. The amount equal to any outstanding Indebtedness is held in the Loan Account and is credited with interest at a rate declared in the policy. As long as there is Indebtedness, a portion of the Policy's Account Value equal to the Indebtedness held in the Loan Account.

Policy Indebtedness (which includes accrued loan interest) must not equal or exceed the Policy's Cash Value. If this limit is reached, the Company may terminate the Policy. The interest rate charged on Indebtedness is declared in the policy. Loan Interest accrues daily and becomes part of the Indebtedness as it accrues. Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from the Investment Options and the Fixed Account within the Investment Account in proportion to the non-loaned account value of each. If there is insufficient value in the Investment Account to complete the transfer the remaining amount of the transfer will be taken from the Benefit Account.

All or part of any Indebtedness may be repaid at any time while the Insured is living and while the Policy is in force. The Policy Owner must provide the company instructions on which Indebtedness to apply loan repayments -- Indebtedness attributable to the Investment Account or Indebtedness attributable to the Benefit Account. For loan repayments to the Investment Account, an amount equal to the loan repayment attributable to the Investment Account will be transferred from the Loan Account and will be allocated to the Investment Account in the same manner as premiums are allocated to that Account. For loan repayments to the Benefit Account, an amount equal to the loan repayment attributable to the Benefit Account will be transferred from the Loan Account and will be allocated to the Benefit Account.

The transfer is made in percentages to the Investment Options and Fixed Account as premium payments. Transfers to the Benefit Account and/or Investment Account If the Indebtedness is not repaid, the Company will deduct the amount due from any amount payable from a full surrender or upon the death of the Insured.

EFFECTS OF A LOAN. Since the Company transfers the amount borrowed from the Investment Choices, a loan whether or not repaid, will have a permanent effect on Cash Surrender Value and may have a permanent effect on the Death Benefit. This is because the Loan Account does not share in the investment results of the Investment Choices. Rather, the Loan Account earns interest daily at a specified crediting rate. Depending on how the investment results compare to the crediting rate, this effect may be favorable or unfavorable. This is true whether the loan is repaid or not. If not repaid, the loan will reduce the amount of death benefit.

K. Emergency Procedures Affecting Transactions; Anti-Money Laundering and Anti-Terrorism Procedures.

The Company will normally pay any Death Proceeds, Cash Surrender Values, withdrawals and loan amounts within seven (7) days after receipt at its Individual Life Operations Center of all requirements unless:

       (a) the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

       (b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or

       (c) the SEC, by order, permits postponement for the protection of policy owners.

The Company may defer payment of proceeds from the Fixed Account for Cash Surrender Values, withdrawals and loan amounts for up to six (6) months from the date the request is received, if permitted by state law. In addition, federal laws designed to counter terrorism and prevent money laundering might require the Company to block an Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, surrenders, partial surrenders, or death benefits until instructions are received from the appropriate regulator. These procedures are described in more detail in "Underwriting," above.

L. Redemption Errors.

In accordance with industry practice, the Company has established procedures to address and to correct errors in amounts redeemed from the Investment Options and the Fixed Account, except for de minimis amounts. The Company will assume the risk of any non-de minimis errors caused by the Company.

M. Misstatement of Age or Sex.

The Company may require proof of age or sex of any person on whose age or sex any payments depend. If the age of insured is understated or the sex of the Insured is incorrectly stated such that it resulted in lower Cost of Insurance, the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Age and/or sex. If the age of the insured is overstated, or the sex of te Insured is incorrectly stated such that it resulted in Higher Costs of Insurance, the Death Benefit will be increased by an amount equal to the excess Costs of Insurance.

N. Incontestability.

The Company will not contest the payment of the Death Benefit after the Policy has been in force during the Insured's lifetime for two years from the Issue Date. If the Policy is reinstated, the two-year period will be measured from the date of reinstatement. For any increase in Face Amount requiring evidence of insurability, the Company will not contest payment of the Death Benefit based on such increase after it has been in force during the Insured's lifetime for two years from its effective date.

O. Suicide.

If the Insured commits suicide, while sane or insane, within two years from the Issue Date, the Company will not pay the Death Benefit normally payable on the Insured's death. Instead, the Company will limit the payment to the Premium Payments paid less (i) the amount of any withdrawals and (ii) the amount any Indebtedness. During the two-year period following an increase, the portion of the Death Benefit attributable to the increase in the case of suicide will be limited to an amount equal to the Deduction Amount paid for such increase (subject to state law), and if the policy is reinstated, the two-year period will be measured from the date of reinstatement.

P. No Lapse Guarantee -- Hartford Quantum policies.

For Hartford Quantum policies the No Lapse Guarantee is referred to as the Benefit Guarantee. If the conditions required to maintain the Benefit Guarantee:

       (a) The Death Benefit will never be less than the Policy's Guaranteed Death Benefit Amount.

       (b) Riders, protected by the Benefit Guarantee, will continue as scheduled unless the policy owner requests to terminate them.

When applying for the Policy, the policy owner includes in the application the following information:

       (a)  How much they want the Guaranteed Death Benefit Amount to be;

       (b) which riders they would like protected by the Benefit Guarantee;

       (c)  how long they would like the Benefit Guarantee Period to be;

       (d) over what period they would like to fund the Benefit Guarantee; and

       (e) if there are any one-time first year premiums that they are allocating to the Guaranteed Benefit Account.

Based on this information we then calculate the monthly Benefit Guarantee Premium and include it in the policy.

The Benefit Guarantee is available on any given Monthly Activity

       (a)  the Policy is in the Benefit Guarantee Period; and

       (b) the Net Credits to the Guaranteed Benefit Account (defined below) exceed the Cumulative Benefit Guarantee Premium (also defined below).

The Net Credits to the Guaranteed Benefit Account equal:

       (a)  premiums allocated to the Guaranteed Benefit Account; plus

       (b) Part A deductions taken from the Investment Account; plus

       (c) transfers to the Guaranteed Benefit Account from the Investment Account; plus

       (d) transfers to the Guaranteed Benefit Account from the Loan Account as a result of Loan Repayment; minus

       (e)  withdrawals from the Guaranteed Benefit Account; minus

       (f) transfers from the Guaranteed Benefit Account to the Investment Account; minus

       (g) transfers from the Guaranteed Benefit Account to the Loan Account as a result of a policy loan; minus

       (h) Part B deductions taken from the Guaranteed Benefit Account.

All the amounts used in this above calculation include only those transactions which take place in the current Benefit Guarantee Period.

The Cumulative Benefit Guarantee Premium is determined as follows.

On the Policy Date, the Cumulative Benefit Guarantee Premium is:

       (a)  the monthly Benefit Guarantee Premium shown on Page 3; plus

       (b) any Additional 1st Year Benefit Guarantee Premium also shown on Page
           3.

At the beginning of a new Benefit Guarantee Period, the Cumulative Benefit Guarantee Premium is the monthly Benefit Guarantee Premium calculated for the new Benefit Guarantee Period.

On every other Monthly Activity Date, the Cumulative Benefit Guarantee Premium is:

       (a)  the previous Cumulative Benefit Guarantee Premium; plus

       (b) the then current monthly Benefit Guarantee Premium.

Notification of Status and Automatic Recalculation

We want to keep the policy owner informed on the status of the Benefit Guarantee. Therefore, at the end of each Policy Year, during a Benefit Guarantee Period, We will send the policy owner a statement with the following information:

       (a)  the Net Credits to the Guaranteed Benefit Account,

       (b) the Cumulative Benefit Guarantee Premium,

       (c)  whether or not the Benefit Guarantee is still available.

If, at the end of two consecutive Policy Years, the Net Credits to the Guaranteed Benefit Account is less than the Cumulative Benefit Guarantee Premium, the existing Benefit Guarantee Period will be automatically recalculated. That recalculated period will be based on the then current Guaranteed Death Benefit Amount, riders protected by the Benefit Guarantee, the monthly Benefit Guarantee Premium and the time remaining in the Benefit Guarantee funding period. In such event, we will send the policy owner a summary of the revised Benefit Guarantee.

If the Benefit Guarantee Period is recalculated to be less than one month, the Benefit Guarantee, will be terminated and the Guaranteed Death Benefit Amount will be recalculated to zero.

If at the end of a Benefit Guarantee Period, the Net Credits to the Guaranteed Benefit Account are more than the Cumulative Benefit Guarantee Premium, a new Benefit Guarantee Period will be automatically calculated, thereby extending the Benefit Guarantee. The calculated period will be based on Your then current Guaranteed Death Benefit Amount, riders protected by the Benefit Guarantee and no future monthly Benefit Guarantee Premiums. We will send the policy owner a summary of the new Benefit Guarantee.

At any time after the first policy year, the policy owner may request to change elements of the Benefit Guarantee including:

       (a) what they would like the Guaranteed Death Benefit Amount to be (subject to Our minimum rules then in effect);

       (b) which riders they would like protected by the Benefit Guarantee;

       (c) how long they would like Your Benefit Guarantee Period to be; (subject to Our minimum rules then in effect); and

       (d) over what period they would like to fund the Benefit Guarantee.

When the policy owner asks to change one or more elements, we will establish a new Benefit Guarantee Period and recalculate the Benefit Guarantee Premium. That new Benefit Guarantee Premium will reflect the prior Net Credits to the Guaranteed Benefit Account. The change will be effective on the Monthly Activity Date following the date we receive the policy owner's request. We will send the policy owner a summary of the new Benefit Guarantee.

The total Monthly Deduction Amount is split into two parts - Part A and Part B. Part A is the portion of the Monthly Deduction Amount that pays for the benefits protected by the Benefit Guarantee.

Part A of the Monthly Deduction Amount is equal to:

       (a)  the Administrative Charge; plus

       (b) the portions of the Cost of Insurance Charge and any term rider charges that are attributable to the Guaranteed Death Benefit Amount; plus

       (c) the portion of the Per $1,000 Charge that is attributable to the Guaranteed Death Benefit Amount; plus

       (d) the charges for any riders that are protected by the Benefit Guarantee as shown on Page 3 (continued), if any; plus

       (e) the portion of the charges for any Waiver of Monthly Deduction Rider that is attributable to the deductions in items a) through d) above.

Part B is the Monthly Deduction Amount in excess of Part A.

Assessing Part A of the Monthly Deduction Amount

If the Accumulated Value in the Guaranteed Benefit Account is greater than or equal to Part A of the Monthly Deduction Amount, We will deduct Part A of the Monthly Deduction Amount from the Guaranteed Benefit Account.

       (a) If the Accumulated Value in the Guaranteed Benefit Account is less than Part A of the Monthly Deduction Amount, We will then check to see whether the Benefit Guarantee is available.

           1. If the Benefit Guarantee is available, we will deduct whatever amount is in the Guaranteed Benefit Account and we will waive the remaining Part A amount.

           2. If the Benefit Guarantee is not available, we will deduct whatever amount is in the Guaranteed Benefit Account and the remaining Part A amount will be deducted from the Investment Account. However, if the Accumulated Value in the Investment Account is less than the remaining Part A amount, we will deduct whatever amount is in the Investment Account and the Policy will go into default as described in the Policy Default provision.

Assessing Part B of the Monthly Deduction Amount

After assessing Part A, we will assess Part B as follows:

       (a) If the Accumulated Value in the Investment Account is greater than or equal to Part B of the Monthly Deduction Amount, We will deduct Part B from the Investment Account.

       (b) If the Accumulated Value in the Investment Account is less than Part B of the Monthly Deduction Amount, We will deduct whatever amount is in the Investment Account and the remaining Part B amount will be deducted from the Guaranteed Benefit Account. However, if the Accumulated Value in the Guaranteed Benefit Account is less than the remaining Part B amount:

           1. We will deduct whatever amount is in the Guaranteed Benefit Account; and

           2. Unless we receive a sufficient payment (described in the paragraph below) within 61 days, the Total Coverage Amount of the Policy will be reduced to the Guaranteed Death Benefit Amount and any Riders that are not protected by the Benefit Guarantee will be terminated or will be reduced to the rider amount covered by the Benefit Guarantee. However, we will send the policy owner a notice alerting them of this potential reduction or loss of benefits at least 30 days prior to the date that these benefits are scheduled to be reduced or terminate.

For the purpose of this provision above, "sufficient payments" are payments which result in an Investment Account value equal to the remaining unpaid Monthly Deduction Amount plus the next two Monthly Deduction Amounts, as of the date the Account Value was insufficient.

Q.  No Lapse Guarantee -- Hartford Quantum II policies.

For Hartford Quantum II policies the No Lapse Guarantee is referred to as the Policy Protection Benefit. The Policy Protection Benefit, if available, will prevent Your Policy from going into default on any Monthly Activity Date when Your Benefit Account value is not sufficient to cover deductions taken from the Benefit Account by waiving the portion of such deductions which exceed the Benefit Account value.

However, this benefit will not prevent the policy from going into default when the Indebtedness equals or exceeds the Cash Value.

This benefit is available if, on any given Monthly Activity Date, the Policy Protection Test is met. If this benefit is not available, it can be made available at any time by making a premium payment or loan repayment, sufficient to meet the Policy Protection Test. However, if premiums received to restore the availability of this benefit would cause the policy to fail to meet the definition of life insurance (in accordance with the Internal Revenue Code) the excess premiums will be refunded and this benefit will not be available at that time.

The Policy Protection Test is met if the accumulated value in the Policy Protection Account is equal to or greater than zero. If the test is not met, the benefit will not be available.

This benefit will go into effect when the Benefit Account value is not sufficient to cover the monthly deductions taken from the Benefit
Accountprovided that the Policy Protection Test is met.

If this benefit goes into effect, any Monthly Deduction Amounts that could not be deducted from the Benefit Account will be waived.

The Policy Protection Account is a reference account used solely to determine whether or not the Policy Protection Test has been met. It consists of two sections - Section A and Section B. This Account is not used to determine the actual Account Value, Cash Value, Cash Surrender Value or Death Benefit provided by the Policy. Premium payments, withdrawals, transfers, loans and loan repayments applied to or deducted from the Benefit Account will result in a transaction of equal amount which is then allocated to the Policy Protection Account as described below.

The accumulated value in the Policy Protection Account equals the sum of the accumulated values in Section A and Section B. On the Policy Date, the accumulated value in Section B equals the Policy Protection Net Premium and the accumulated value in Section A equals zero. On each subsequent Monthly Activity Date, the accumulated value in Sections A and B equals:

       (a) the accumulated value in the Section on the previous Monthly Activity Date; plus

       (b) any Policy Protection Net Premium allocated to that Section since the last Monthly Activity Date; plus

       (c) interest credited at the Section's policy protection credited rate since the last Monthly Activity Date; minus

       (d) the appropriate Policy Protection Monthly Charge taken from the Section on that date; minus

       (e) any transfers taken from the Section since the last Monthly Activity Date; minus

       (f) any withdrawals taken from the Section since the last Monthly Activity Date; minus

       (g) any loans taken from the Section since the last Monthly Activity Date; plus

       (h) any Policy Protection Net Transfers to the Section since the last Monthly Activity Date; plus

       (i) any loan repayments to the Section since the last Monthly Activity Date.

During the first Policy Year, all premium payments, transfers and loan repayments to the Benefit Account will result in a transaction of equal amount allocated to Section B of the Policy Protection Account. On the first Policy Anniversary, and thereafter, the Section of the Policy Protection Account to which premium payments, withdrawals, transfers, loans and loan repayments are allocated depends on the accumulated value of the Policy Protection Account on the date of the payment:

       (a) if the accumulated value in the Policy Protection Account is greater than zero, the premium payment, withdrawal, transfer, loan or loan repayment to or from the Benefit Account is allocated to Section B;

       (b) if the accumulated value in the Policy Protection Account is equal to or less than zero, the premium payment, withdrawal, transfer, loan or loan repayment to or from the Benefit Account will be allocated to Section A.

The actual amount, timing and frequency of payments allocated to Section A and Section B will affect the accumulated values in the Policy Protection Account and could affect the availability of the Policy Protection Benefit.

The Policy Protection Monthly Charge is calculated in the same manner as the Benefit Account Monthly Deduction Amount (see the Monthly Deduction Amount provision of the Policy) but uses the Policy Protection Benefit charges and rates. The charges and rates used depend on the accumulated value in Section A. If, on any Monthly Activity Date, the accumulated value of Section A is zero, Section B charges and rates will be used. If, on any Monthly Activity Date, the accumulated value of Section A is greater than zero, Section A charges and rates will be used.

The Policy Protection Monthly Charge will be first taken from Section A until the accumulated value in Section A becomes zero, with any remaining amount taken from Section B (Section B can become negative).

Loans, transfers or withdrawals deducted from the accumulated value in the Policy Protection Account are taken first from Section A until the value in Section A is reduced to zero, with any remaining amount of loan, transfer or withdrawal taken from Section B.

When calculating the policy protection cost of insurance charge, it is necessary to calculate the policy protection amount at risk. When calculating the policy protection amount at risk, it is necessary to calculate the death benefit. The death benefit, for the purposes of calculating the policy protection amount at risk, is equal to the greater of (a) the Face Amount; or (b) the accumulated value in the Policy Protection Account multiplied by the Minimum Death Benefit Percentage.

We want to keep the policy owner informed on the status of the benefit. Therefore, at the end of each Policy Year, We will inform the policy owner of the following:

       (a)  whether or not the benefit is then available;

       (b) if it is not available, the amount necessary to have the benefit available until the next Policy Anniversary; and

       (c) if applicable, how long the benefit will be available assuming that You continue to make Planned Premium payments on time as scheduled.

Changes will be made to the Policy Protection Monthly Charge if:

       (a)  an Insured's risk class changes;

       (b) the Face Amount increases or decreases;

       (c)  other riders are added to or removed from the Policy; or

       (d) there are any increases or decreases to benefits provided by riders.

If any of the above changes occur, we will send the policy owner new Policy Specification Pages, or an endorsement, which will reflect changes to the Policy Protection rates and/or charges that were affected by the requested change.

The total Monthly Deduction Amount is divided into two parts and is the sum of the Benefit Account Monthly Deduction Amount and the Investment Account Monthly Deduction.

The Monthly Deduction Amount deducted from the Benefit Account is equal to the sum of:

       (a)  the Benefit Account Cost of Insurance Charge;

       (b) the Administrative Charge;

       (c)  the Per $1,000 Charge;

       (d) the charges for any additional benefits provided by rider, not including the charge for any Guaranteed Withdrawal Benefit Rider; and

       (e) the portion of the charge for any Waiver of Monthly Deduction Rider that is attributable to the deductions in (a) through (d) above.

If the Benefit Account value is equal to or greater than the Benefit Account Monthly Deduction amount, we will deduct such Monthly Deduction amount from the Benefit Account. If the Benefit Account value is less than the Benefit Account Monthly Deduction Amount and the Policy Protection Benefit is available, we will deduct whatever amount is remaining and any Monthly Deduction Amounts that could not be deducted from the Benefit Account will be waived.

However, if the Policy Protection Benefit is not available, the following will occur:

       (a) If, on the Monthly Activity Date, the accumulated value of Your Investment Account is positive:

           1. We will send the policy owner a notice advising them that if we do not receive the required payment specified in the notice within the next 30 days, we will automatically transfer from the Investment Account to the Benefit Account the amount necessary to maintain the Policy. This notice will be mailed to both the policy owner and any assignee of record at the last known address.

           2. Such amount will be transferred on a Pro Rata Basis from your selected Sub-Account and/or Fixed Account and such transfer may be subject to charges as described in the Transfers provision of the Policy.

           3. If, at the end of the 30-day period following the date we mail you the notice, we have not received the amount specified in the notice and the value of the Investment Account is not sufficient to make the transfer necessary to maintain the policy, we will transfer whatever amount is remaining in the Investment Account and the Policy will go into default as described in the Default and Policy Grace Period provision; or

       (b) If, on the Monthly Activity Date, the accumulated value of the Investment Account is equal to zero, the Policy will go into default as described in the Default and Policy Grace Period.

The Monthly Deduction Amount deducted from the Investment Account is equal to the sum of:

       (a)  the Investment Account Cost of Insurance Charge; if any;

       (b) the Mortality & Expense Risk Charge;

       (c)  the charge for any Guaranteed Withdrawal Benefit Rider; and

       (d) the portion of the charge for any Waiver of Monthly Deduction Rider that is attributable to the deductions in (a) through (c) above.

Any amounts taken from the Investment Account will be taken on a Pro Rata Basis unless the policy owner tells us otherwise.

If the Investment Account value is equal to or greater than the Investment Account Monthly Deduction Amount, we will deduct such Monthly Deduction Amount from the Investment Account.

If the Investment Account value is not sufficient to cover the Investment Account Monthly Deduction Amount, we will deduct whatever amount is remaining in the Investment Account and the remainder of such Monthly Deduction Amount will be deducted from the Benefit Account.

However, if the Benefit Account value is not sufficient to cover the Investment Account Monthly Amount due, we will deduct whatever amount is remaining in the Benefit Account and the Policy will go into default as described in the Default and Policy Grace Period provision, unless the Policy Protection Benefit is available.